EXHIBIT 11.1

                              JABIL CIRCUIT INC.
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                (Unaudited)

                                    Three months ended       Nine months ended
                                    ------------------       -----------------
                                    May 31,    May 31,       May 31,    May 31,
                                     1995       1996          1995       1996
                                    -------    -------       -------    -------

Net income                          $1,234     $6,237        $2,294    $17,790

Computation of weighted average
common and common equivalent
shares outstanding:
Common stock                        14,634     17,750        14,536     17,044
Options                                899      1,143           927      1,182
Total number of shares used        -------    -------       -------    -------
in computing per share amounts      15,533     18,893        15,463     18,226

Net income per share                 $0.08      $0.33         $0.15      $0.98
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